                      SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A. Name:              Peoples Benefit Variable Life Account A

B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                      4333 Edgewood Road, NE
                      Cedar Rapids, Iowa 52499

C. Telephone Number (including area code):

                      (319) 398-8511

D. Name and Address of Agent for Service of Process:

                      John D. Cleavenger, Esq.
                      Peoples Benefit Life Insurance Company
                      4333 Edgewood Road, NE
                      Cedar Rapids, Iowa 52499
   Copy To:

                      Stephen E. Roth, Esq.
                      Sutherland Asbill & Brennan LLP
                      1275 Pennsylvania Avenue, N.W.
                      Washington, D.C. 20004-2415

E. CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      Yes [X]       No [ ]

                              FORM N-8A SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Cedar Rapids and the State of Iowa on the 14th day of December, 2000.


                             PEOPLES BENEFIT VARIABLE LIFE ACCOUNT A

                             PEOPLES BENEFIT LIFE INSURANCE COMPANY


                             By: /s/ Craig D. Vermie
                                -----------------------------------------
                             Craig D. Vermie, Vice President, Secretary
                             General Counsel and Director



Attest: /s/ Rosie Hannen
       -----------------------------